Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 9, 2026, relating to the financial statements of 3D Systems Corporation and the effectiveness of 3D Systems Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of 3D Systems Corporation for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

May 22, 2026